March 5, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 1, 2001 of Sphinx International, Inc. (formerly Phoenix International, Ltd., Inc.) and are in agreement with the statements contained in the first sentence of the first paragraph and the statements contained in the second, third, and fourth paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                     /s/ Ernst & Young LLP